EXHIBIT 31.1

CERTIFICATION OF SENIOR OFFICER IN CHARGE OF THE SERVICING FUNCTION OF THE SERVICER PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Martin Stremplat, certify that:

1.   Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

2.   I am responsible for reviewing the activities performed by the servicer and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer has fulfilled its obligations under the servicing agreement in all material respects;

3.   All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Citibank, NA.

Date: March 26, 2010

By: /s/ Martin Stremplat

Martin Stremplat

Chief Financial Officer